Exhibit 99.1

Soluna Holdings, Inc. Announces
Signing of Master Equipment Finance Agreement, Purchases
Additional Equipment from Bitmain

New relationship with NYDIG to support target of 3 EH/s by end of 2022

ALBANY, N.Y., January 18, 2022 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. ("SCI"), a developer of green data centers for cryptocurrency mining and other intensive computing, announced today that its subsidiary Soluna MC Borrowing 2021-1 LLC (“Soluna MC Borrowing”) has entered into a master equipment financing agreement on December 30, 2021, with NYDIG ABL LLC which outlined the framework for a financing for up to approximately $14.4 million (“Master Agreement”).

Concurrent with this financing agreement, Soluna MC Borrowing entered into a purchase agreement for 110 PH/s of Bitmain S19 equipment that is expected to be delivered from February - June 2022.

Michael Toporek, CEO of Soluna stated, “This equipment financing agreement with NYDIG gives us non-dilutive capital to continue scaling operations as we ramp up our hash rate.”

Soluna focuses on serving as a problem solver for the renewable energy sector. Soluna’s modular data centers convert excess renewable electricity into clean computing. In 2022 Soluna expects to address the significant market opportunity for batchable computing, which includes scientific research, artificial intelligence, and video processing, to diversify its computing applications beyond cryptocurrency mining.

Under the terms of the agreement, the aggregate principal outstanding of such loans will bear interest between 12-14% and will be repaid over 15-60 months. The debt is guaranteed by the Company’s indirect wholly-owned subsidiary, Soluna MC LLC, formerly EcoChain Block LLC, and is collateralized by the assets purchased by Soluna MC Borrowing and certain digital assets of such borrower.

Subsequently, the parties negotiated the specific terms of each equipment financing transaction as well as the terms upon which the investors would consent to the transactions contemplated by the Master Agreement. On January 14, 2022, Soluna MC Borrowing borrowed loans under the Master Agreement in the aggregate principal amount of approximately $4.6 million that will bear interest at 14% and will be repaid over 24 months.

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH) is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing-intensive, batchable applications such as cryptocurrency mining, AI, and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna’s MTI Instruments division manufactures precision tools and testing equipment for electronics, aviation, automotive, power, and other industries. Both Soluna and MTI Instruments use technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Forward-Looking Statements

The statements in this press release with respect to the payment of dividends on the Series A Preferred Stock constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to: (1) those risk factors set forth in the Company’s Registration Statement on Form S-1 (File No. 333-257300), as amended; and (2) other risks and uncertainties that may be detailed from time to time in SHI’s reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Investor Relations:

Kirin Smith, President

PCG Advisory, Inc.

646.823.8656

Ksmith@pcgadvisory.com